EXHIBIT 10 (x)

Financial Services Consulting Agreement with US EURO Consulting.

[GRAPHIC OMMITTED]

_______________________________________________________________________

September 3, 2004

Dominique Einhorn

Karma Media Inc.

5006 Coolidge Avenue

Los Angeles, CA 90230

RE:

Financial Services Consulting Agreement

Dear Mr. Einhorn:

This Agreement sets forth our mutual understanding regarding the establishment of a non-exclusive Financial Services Consulting relationship between Karma Media, Inc. a Nevada corporation (the “Company”) and US EURO Consulting, Inc., a Delaware corporation (“US EURO Consulting” or “Consultant”). The Company desires to promote its business model to the investment community and to build the value of the Company for the benefit of its respective Shareholders. The Consultant is involved in corporate finance, corporate strategy and planning, and Company recognizes the substantial experience and knowledge of the Consultant in matters relating to corporate structure and capital resources;  Company further recognizes that it is in the best interest of the Company to engage the services of the Consultant; Company desires to retain the valuable services and counsel of the Consultant, and the Consultant desires to render such services to the Company upon the terms set forth in this Agreement:

1.

Engagement. The Company hereby hires US EURO Consulting as the Company’s non-exclusive corporate finance consultant to assist the Company. In connection with any such engagement, US EURO Consulting will use its best efforts to perform such services as are outlined on the attached Exhibit A and what other services may be necessary and mutually added to said exhibit from time to time.

2.

 Term: The term of this Agreement shall commence as of the date hereof and continue for a period of thirty-six (36) months. This Agreement may be canceled by the Company as provided herein. In the event of early cancellation by Company the stock issued would remain vested with Consultant, however the retainer would terminate.

3.

Compensation: See attached Exhibit B.

4.

 Expenses: Upon receipt of requests from the Consultant for reimbursement, the Company shall reimburse the Consultant for all reasonable and necessary expenses the Consultant incurs, prior to and after the date of this Agreement in performing its duties in connection with this Agreement.

5.

Independent Contractor: The relationship created hereunder is that of the Consultant acting as an independent contractor. It is expressly acknowledged and agreed that the Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with any third party.

6.

Termination: This Agreement is terminable by thirty (30) days’ notice beginning twelve (12) months from the date hereof, by written notice from either party. Address for notice:

Karma Media, Inc.

US EURO Consulting, Inc.

5006 Coolidge Avenue

275 Madison Ave, 6th Floor

Los Angeles, CA 90230

New York, NY 10016

7.

Board of Directors: US EURO Consulting shall receive the right to appoint up to two directors to the Board of Directors, for a minimum period of three years.

8.

Miscellaneous Provisions:

a.

Governing Law: This Agreement shall be governed by, interpreted and enforced in accordance with the Laws of the State of New York.

b.

Waiver: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.

c.

Entire Agreement: This instrument contains the entire Agreement of the parties concerning engagement and may not be changed or modified except by written agreement duly executed by the parties hereto.

d.

Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and assigns.

e.

Confidentiality: Except as may otherwise be required by law, the provisions of this Agreement shall remain strictly confidential.

f.

Additional Documents: The Company agrees to execute such other documents and agreements to effectuate the purposes of this Agreement, as the Consultant may request from time to time.

g.

Assignments: The obligation of the parties under this Agreement shall not be assigned without the written consent of the parties. Notwithstanding any provision of this Agreement to the contrary, however, the Consultant shall be entitled to provide that any funds payable or stock issuable to it, pursuant to the Agreement, shall instead be paid or issued to it’s designee.

h.

Counterparts: This Agreement may be executed in counterparts, and all counterparts will be considered as part of one agreement binding on all parties to this Agreement.

i.

Facsimile Signatures: The parties may execute this Agreement by facsimile, which signature[s] shall be deemed as an original and shall be binding upon such party.

j.

Severability: If any term, condition or provision of this Agreement or the application thereof to any party of circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.

k.

Disputes and Controversies: In the event that a dispute arises under this Agreement it is expressly agreed and contracted between the parties that the venue for resolution of the dispute shall lay in New York or Los Angeles or as agreed by the parties. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, shall be settled in accordance with the commercial arbitration rules of the Consumer-Business Arbitration Association. Any decision issued there from shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney’s fees in such arbitration or other proceeding, which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney’s fees whether or not court action is required for enforcement.

l.

Board of Directors: Except as expressly provided otherwise in this Agreement, reference to the actions, determinations or similar occurrences by the Company shall mean the action, decisions or determination of its Board of Directors.

m.

Authority: The Company hereby represents and warrants that the person executing this Agreement on its behalf is duly authorized to do so, that the execution of this Agreement has been duly approved by the Board of Directors of the Company, and that this Agreement is binding upon the Company.

n.

Indemnity: The Company agrees to indemnify and hold Consultant and its associates harmless from and against all losses, claims, damages, liabilities, costs or expenses arising out of entering into or performing services under this Agreement, unless it is judicially determined by the arbitration procedure identified herein that Consultant has committed an act or acts of gross negligence or willful misconduct.

o.

Consultant Authority: Consultant shall have no authority under this Agreement to bind the Company to any transaction or contract. The Company has the right in its sole and absolute discretion to reject any transaction or contract regardless of the terms proposed.

p.

Third Party Providers: Company acknowledges that third party NASD broker dealers will be involved in any transactions in which they are required because of regulatory requirements. Company agrees to pay market rates as a transaction fee for all funding received by Company. Each type funding will require separate negotiations and approval by Company as to the fee. Persons working for or with US EURO Consulting may also be affiliated with broker dealers and may earn and accept fees pursuant to this paragraph. A memo will be produced in advance for Company to which it must agree outlining market rate fees.

q.

Industry Opportunities: Because Consultant plans to contact its sources within the industry for funding sources and project development, it is contemplated opportunities will result. The provisions in this Agreement concerning market rate fees shall be applicable to such opportunities for the benefit of Consultant.

IN WITNESS WHEREOF,

the parties hereto have executed this Agreement as of the date and year first above written.

US EURO Consulting, Inc.

Karma Media, Inc.

By _______________________________

By _________________________________

Michael Fugler

Dominique Einhorn

EXHIBIT A

CONSULTANT DUTIES

During the term of this Agreement, the Consultant will provide consulting services to the Company as requested.  In each case, the Consultant will exercise its best efforts to accomplish the goals established by the Company, all with the objective of accomplishing the business and financial goals of the Company. These services will be performed on a best efforts basis and will include, without limitation the following:

1.

Meet with officers or directors of the Company upon reasonable notice to consult on any financial matters or any items related to any issue of financing.

2.

Advise on internal capital structuring.

3.

Review proposals and advise the Company with respect to such proposals on corporate and capitalization structure, public and private financings, presentations concerning the Company to entities interested in the financial development of the Company.

4.

In addition, US EURO Consulting shall be ready to assist in mergers, acquisitions, and advising on the placement of new debt and equity issues, all with the objective of accomplishing the business and financial goals of the Company.

5.

Company acknowledges by execution and return of this agreement there is an irrevocable obligation on its part to take such action as may be required to qualify the Company’s common stock for inclusion in or listing on the NASDAQ Stock Market, Inc.’s National Market System (“NMS”), or other mutually acceptable market such as the American Stock Exchange (“ASE”) or the New York Stock Exchange (“NYSE”) and remain so qualified and listed, which may include but is not limited to:

()

Support the efforts of Consultant to assist in the raise of funds and acquire assets on terms reasonably acceptable to the Company that will qualify the Company for the minimum listing requirements within 12-18 months of the date of this letter.

6.

Act as Sponsor for Karma at future National Investment Banking Association (NIBA) Conferences, as well as similar investment banking conferences.

7.

Make recommendations and assist in planning roadshow activities including the US, Europe and Asia.

8.

Review and assist in developing power point and other corporate financial presentations.

EXHIBIT B

COMPENSATION

Upon the execution of this agreement, the Company will issue at the direction of US EURO Consulting the following:

a)

Nine Hundred Thousand (900,000) restricted of its Common Stock.

b)

In addition, the Company shall pay a monthly consulting fee during the term of this agreement after $500,000.00 is received, payable on the 1st but no later than the 10th of the month according to the following schedule:

$2,000.00 per month after $500,000.00 is raised

$2,500.00 per month after $1,000,000.00 is raised

$3,000.00 per month after $2,000.000.00 is raised

If additional capital is raised, the retainer will be as mutually agreed.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit B of the Financial Services Agreement dated September 3, 2004.

US EURO Consulting, Inc.

Karma Media, Inc.

By _______________________________

By ______________________________

Michael Fugler

Dominique Einhorn